Exhibit 10.7

INTERNATIONAL FLAVORS & FRAGRANCES INC.
EQUITY CHOICE PROGRAM AWARD AGREEMENT (the "ECP AWARD AGREEMENT") PLAN YEAR 2021

Participant: [•]	Job Level: [•]

Location: [•]	Position: [•]

ECP Award Amount: [•] USD	Grant Date: [•], 2021

Stock Price: [•] USD	Vesting Date: [•], 2024
This ECP Award Agreement, dated as of [], (the “Grant Date) is made by and between International Flavors & Fragrances Inc., a New York Corporation, including its subsidiaries and affiliates (the "Company") and [] (the "Participant") under the International Flavors & Fragrances Inc. 2021 Stock Award and Incentive Plan, as it may be amended from time to time (the "Plan"). Pursuant to Section 7 of the Plan, Participant has been granted an Equity Choice Program Award, as described below (the "ECP Award") subject to the Participant's acceptance of the attached ECP Terms and Conditions and the Plan, both of which are made a part hereof and are incorporated herein by reference.
ECP Award Information:
Vesting: All ECP Awards are subject to 35 month cliff vesting measured from Grant Date.
Payment of Award: ECP Awards are paid / exercisable following the ECP Vesting Date (as defined in Section 3 of the ECP Terms and Conditions). Any RSUs are settled within 60 days of the Vesting Date.
Participant Election(s):

ECP Award Type	Percentage of ECP Award	ECP Award Value USD	ECP Award Amount
PRSU	[] %	$[]	Matched PRSU: [] PRSU is assigned an adjustment factor of []%
SSAR			SSARs: 0 Number of SSARs granted is based on 5 times the elected SSAR award value divided by the Fair Market Value* of a Share on the Grant Date.
RSU	[] %	$[]	RSUs: []
* Each as defined in, and subject to, the attached ECP Terms and Conditions and the terms of the Plan. Each ECP Award type elected represents a separate grant under the Plan.
BY ELECTRONICALLY ACCEPTING THIS ECP AWARD, PARTICIPANT AGREES TO BE BOUND BY THE PROVISIONS OF THE PLAN, THIS ECP AWARD AGREEMENT AND THE ECP TERMS AND CONDITIONS. THE PARTICIPANT HAS REVIEWED THE PLAN, THE ECP AWARD AGREEMENT AND THE ECP TERMS AND CONDITIONS IN THEIR ENTIRETY, HAS HAD AN OPPORTUNITY TO OBTAIN THE ADVICE OF COUNSEL PRIOR TO ACCEPTING THE ECP AWARD AND FULLY UNDERSTANDS ALL OF THE PROVISIONS OF THE PLAN, THIS ECP AWARD AGREEMENT AND THE ECP TERMS AND CONDITIONS. THE PARTICIPANT HAS BEEN PROVIDED WITH A COPY OR ELECTRONIC ACCESS TO A COPY OF THE U.S. PROSPECTUS FOR THE PLAN AND THE TAX SUPPLEMENT TO THE U.S. PROSPECTUS FOR PARTICIPANT'S COUNTRY OF EMPLOYMENT. PARTICIPANT HEREBY AGREES TO ACCEPT AS BINDING, CONCLUSIVE AND FINAL ALL DECISIONS OR INTERPRETATIONS OF THE COMMITTEE UPON ANY QUESTIONS ARISING UNDER THE PLAN, THE ECP AWARD AGREEMENT AND THE ECP TERMS AND CONDITIONS.
ACCEPTED ON: .

INTERNATIONAL FLAVORS & FRAGRANCES INC. EQUITY CHOICE PROGRAM AWARD AGREEMENT
TERMS AND CONDITIONS (the "ECP TERMS AND CONDITIONS")
These ECP Terms and Conditions, including the relevant addendum, are a part of each International Flavors & Fragrances Inc. (the "Company") ECP Award Agreement made under the Plan, which is hereby incorporated by reference.
Capitalized terms not defined herein shall have the meanings ascribed to them in the Plan. In the event of any conflict between the provisions of these ECP Terms and Conditions and the Plan, the provisions of the Plan shall govern.
1.Amount of ECP Award. As of the Grant Date, the Participant shall be eligible to receive an ECP Award in the forms and amounts set forth on the first page of the ECP Award Agreement.
2.Eligibility for Award. The Participant's eligibility for an ECP Award shall be at the discretion of the Committee. Eligibility for an ECP Award in one period does not guarantee eligibility for an ECP Award in a later period.
3.Vesting of Award. The ECP Award vests on the date set forth on the first page of the ECP Award Agreement (the "ECP Vesting Date") if not previously forfeited, and is 0% vested before expiration of this period.
4.ECP Award Allocations. The Participants may elect to allocate their total ECP Award between three types of ECP Award grants in 5% increments: (i) PRSUs (as defined below) (ii) Stock-Settled Appreciation Rights ("SSARs"), and (iii) Restricted Stock Units ("RSUs"). If the Participant does not elect an ECP Award type within the time period specified by the Committee, 100% of the ECP Award will be allocated to RSUs by default or such other default selection specified by the Committee.
5.Purchased Shares and Matching Restricted Stock Units.
(a)Adjusted ECP Award Value. As used herein, the term "PRSU" shall mean RSUs granted by the Company under Section 7 of the Plan. There is a 20% adjustment upward of the ECP Award value for any allocation of the ECP Award elected in PRSUs (the "Adjusted ECP Award Value"). For example, if the Participant elects to receive $100 of his or her ECP in PRSUs, the Participant will be required to tender shares of Common Stock ("Shares"), or a combination of cash and Shares, with a fair value of $120 as of the Grant Date and will receive a corresponding match in the form of PRSUs from the Company with a Grant Date fair value of $120.
(i)If the Participant chooses PRSUs on or prior to the date specified by the Company, he or she must (x) deliver funds to the Company, equal to the dollar amount of all or a portion of the Adjusted ECP Award Value, which funds will be used to purchase Shares equivalent to that portion of the Adjusted ECP Award Value for which the Participant chooses to deliver funds and/or (y) tender a sufficient number of Shares to be held in an account designated by the Company, with a value equal to any portion of the Adjusted ECP Award Value which is not covered by the delivery of funds pursuant to (x), calculated based on the Fair Market Value of a Share on the Grant Date (the Shares described in (x) or (y), the "Purchased Shares"). Shares held in a qualified 401(k) plan or in a nonqualified deferred stock compensation shall not be eligible for purposes of this Section 5. Upon receipt of the funds and/or tender Shares, the Company will grant to the Participant a matching grant of a number of PRSUs, with a value on the Grant Date equal to the Fair Market Value of the Purchased Shares on the Grant Date (the "Matched PRSUs").
(ii)Notwithstanding anything herein to the contrary, in the event the Participant fails to tender funds or Shares with a value at least equal to the Adjusted ECP Award Value as required by Section 5(a)(i) herein, the Company shall only grant to the Participant a number of Matched PRSUs with a value equal to the reduced amount tendered and any shortfall in the ECP Award Value shall be allocated in RSUs.

6.Evidence of Purchased Shares and Matched PRSUs.
(i)Purchased Shares shall be issued and registered in the name of the Participant and evidence of ownership of the Purchased Shares shall be retained by the Company in a restricted account maintained by the Company's designated agent.
(ii)Prior to settlement, the Company or its designated agent shall maintain a bookkeeping account reflecting the number of Matched PRSUs granted as part of an ECP Award, and credited to the Participant's account.
(a)Voting Rights. The Participant shall be entitled to vote Purchased Shares on any matter submitted to a vote of holders of Shares, and shall have all other rights of a shareholder of the Company, except as expressly limited by the ECP Award Agreement or the Plan. Prior to their settlement in accordance with ECP Terms and Conditions and the terms and conditions of the ECP Award Agreement and the Plan, the Participant shall not be entitled to vote Matched PRSUs.
(b)Dividends and Distributions. Purchased Shares earn dividends and Matched PRSUs earn dividend equivalents and are entitled to distributions during the vesting period if and to the extent that (x) with respect to the Purchased Shares, the Participant is the record owner of such Purchased Shares on any record date for such a dividend or distribution and (y) with respect to the Matched PRSUs, if the Participant has not forfeited the Matched PRSUs on or before the payment date for such dividend or distribution and complies with the vesting conditions set forth below.
(i)In the event of a cash dividend or cash distribution on Shares, such dividend or distribution shall be paid in cash to the Participant at the time of payment to shareholders generally and shall be non-forfeitable.
(ii)In the event of any non-cash dividend or distribution in the form of property other than Shares, such property shall be distributed in respect of Purchased Shares, but the Company (or its designated agent) shall retain in its custody the property so distributed in respect of Matched PRSUs, which property, (1) will become vested if and to the same extent the underlying Matched PRSUs becomes vested, (2) will be settled if and to the same extent the underlying Matched PRSUs are settled and, (3) to the greatest extent practicable, shall be subject to all other terms and conditions applied to the underlying Matched PRSUs, including in the event of any dividends or distributions paid in respect of such property.
(iii)In the event of a dividend or distribution in the form of Shares or a stock split of Shares, the Shares so issued or delivered will be deemed to be additional Purchased Shares and in the case of Matched PRSUs will be credited to the Participant's bookkeeping account as additional Matched PRSUs and will become vested and will settle if and to the same extent as the underlying Matched PRSUs. With respect to dividends and distributions in respect of the Purchased Shares, such dividends and distributions will be made in the form of additional Shares, while with respect to dividends and distributions in respect of Matched PRSUs, the dividends and distributions will be made in the form of additional RSUs.
(c)Restrictions on Purchased Shares and Matched PRSUs. The Purchased Shares and Matched PRSUs shall be subject to the following restrictions during the vesting period:
(i)Purchased Shares. The Participant shall have the right to withdraw, transfer, sell, assign, pledge or encumber (subject to Section 23 of the Plan) any or all of the Purchased Shares at any time, by written notice addressed to the Company; provided that such withdrawal, transfer, sale, assignment, pledge or encumbrance of Purchased Shares will result in forfeiture of a corresponding number of Matched PRSUs. Upon forfeiture of any number of Matched PRSUs, the restrictions on the corresponding number of Purchased Shares will lapse.
(ii)Matched PRSUs. Matched PRSUs are subject to the risk of forfeiture and other restrictions specified in the Plan, the ECP Award Agreement and these ECP Terms and Conditions. The Participant shall have no right to settlement of Matched PRSUs and delivery of Shares underlying such Matched PRSUs until such time as the Matched PRSUs have become vested. Upon vesting, the Matched PRSUs will be settled by delivery of one Share for each Matched PRSU being settled. Except as otherwise provided in Section 8 below, such settlement shall occur within thirty (30) days following the ECP Vesting Date.

7.Stock-Settled Appreciation Rights ("SSARs"). SSARs are an award granted under Section 7 of the Plan, under which the Participants receive a contractual right to receive the value in Shares of the appreciation in the Company's price per Share from the SSAR Grant Date to the date the SSAR is exercised by the Participant.
(a)Number of SSARs Granted. The total number of SSARs granted by the Company to the Participant is set forth on the first page of the ECP Award Agreement and is based on 5.0 times the Participant's SSARs award value divided by the Fair Market Value of a Share on the Grant Date. By way of example:
"If the Participant's ECP Award value is $100 and the Participant elects to allocate the total ECP Award to SSARs, then the number of SSARs granted to the Participant would be equal to $100 multiplied by 5.0 divided by the Fair Market Value of a Share on the Grant Date. If the Fair Market Value of a Share on the Grant Date was $10 per Share, then the Participant would receive 50 SSARs."
(b)Evidence of SSAR Awards. Prior to vesting, the Company (or its designated agent) shall maintain a bookkeeping account reflecting the number of SSARs granted as part of an ECP Award, and credited to the Participant's account.
(c)Exercise and Payment of Awards. The Participant may exercise vested SSARs by delivering written notice to the Company stating the number of Shares as to which SSARS are being exercised and the name in which the Participant wishes the Shares to be issued. SSARs may only be exercised on a date that the Fair Market Value of a Share exceeds the Base Price (as defined below) and only if the SSARs are otherwise exercisable at such date. Upon exercise of SSARs, the Participant shall be entitled to receive payment in Shares, calculated as follows:
Shares Paid = (FMV minus Base Price) multiplied by (number of SSARs exercised) divided by FMV "FMV" is the Fair Market Value of a Share at the exercise date
"Base Price" is the Fair Market Value of a Share on the Grant Date as set forth in the Award Agreement.
If any fractional Share would be deliverable upon exercise, after taking into account withholding for mandatory taxes, the Company will pay cash in lieu of delivery of such fractional Share or will use such cash to apply towards withholding for taxes.
(d)Exercise Period. SSARs are exercisable for a seven (7)-year period, as measured from the Grant Date or such earlier date as such SSAR may terminate as described herein.
(e)Dividend and Voting Rights. SSARS do not earn dividends and are not entitled to any voting rights.
8.Restricted Stock Units ("RSUs"). RSUs are an Award granted under Section 7 of the Plan, under which the Participants receive a contractual right to receive unrestricted Shares upon vesting.
(a)Number of RSUs granted. The total number of RSUs granted by the Company to the Participant is set forth on the first page of the ECP Award Agreement and is based on the Fair Market Value of a Share on the Grant Date.
(b)Evidence of RSU Award. Prior to vesting, the Company or its designated agent shall maintain a bookkeeping account reflecting the number of RSUs granted as part of an ECP Award, and credited to the Participant's account.
(c)Settlement of RSUs. Upon vesting, RSUs will be settled by delivery of one Share for each RSU being settled. Except as otherwise provided in Section 8 below, such settlement shall occur within thirty (30) days following the ECP Vesting Date. Notwithstanding the foregoing, the Company reserves the right to settle RSUs in cash, in its discretion.
(d)Dividends/Dividend Equivalents and Voting Rights. RSUs granted hereunder do not provide voting or dividend rights and no dividends will be paid or credited on any RSUs.

9.Termination of Employment. The following provisions will govern the treatment of the Participant's ECP Award in the event of a termination of Employment.
(a)Effect of Termination of Employment on Purchased Shares. If the Participant terminates Employment for any reason or no reason (including, without limitation, for any reason set forth in Sections 8(b) through 8(e) below), all restrictions on the Participant's Purchased Shares shall lapse as of the date of the Participant's termination of Employment.
(b)Termination for Cause or Resignation. If the Participant terminates Employment for Cause (as defined in the Plan) or voluntarily terminates (other than a voluntary termination of Employment by the Participant due to
(x)Normal Retirement, (y) Early Retirement or (z) with respect to Participants who are designated as Tier I Employees by the Company for purposes of the ESP, Good Reason), then:
(i)All outstanding unvested Matched PRSUs will be immediately forfeited;
(ii)All outstanding unvested SSARs will be immediately forfeited and all vested SSARs (i) will cease to be exercisable and will terminate three (3) months after termination of Employment with the Company (or an affiliate of the Company) due to a voluntary termination by the Participant (but in no event after the expiration date of the award grant) and (ii) all outstanding vested SSARs will cease to be exercisable and will immediately terminate in the case of a termination for Cause by the Company; and
(iii)All outstanding unvested RSUs will be immediately forfeited.
(c)Termination due to Disability or Normal Retirement. If the Participant terminates Employment due to Disability or Normal Retirement, then:
(i)All outstanding unvested Matched PRSUs will remain outstanding and will become vested at the ECP Vesting Date as though the Participant had not had a termination of Employment under this Section 8(c). Upon vesting, such Matched PRSUs will be settled within thirty (30) days following the ECP Vesting Date.
(ii)All outstanding unvested SSARs will remain outstanding and will become exercisable at the ECP Vesting Date as though the Participant had not had a termination of Employment under this Section 8(c). SSARs that were vested at the time of the Participant's termination of Employment and those that become vested thereafter will remain outstanding and exercisable until the expiration date of the SSARs, at which date the SSARs will cease to be exercisable and will terminate.
(d)All outstanding unvested RSUs will remain outstanding and will become vested at the ECP Vesting Date as though the Participant had not had a termination of Employment under this Section 8(c). Upon vesting, such RSUs will be settled within thirty (30) days after the ECP Vesting Date.
(e)Termination Not for Cause, for Good Reason or Early Retirement. If the Participant involuntarily terminates Employment not for Cause, or voluntarily terminates Employment due to (x) Early Retirement or (y) with respect to the Participants who are designated as Tier I Employees by the Company for purposes of the ESP, Good Reason, then:
(i)A pro rata portion of all outstanding unvested Matched PRSUs will remain outstanding and will become vested at the ECP Vesting Date as though the Participant had not had a termination of Employment under this Section 8(d). Upon vesting, such Matched PRSUs will be settled within thirty (30) days following the ECP Vesting Date.
(ii)A pro rata portion of all outstanding unvested SSARs will remain outstanding and will become exercisable at the ECP Vesting Date as though the Participant had not had a termination of Employment under this Section 8(d). SSARs that were vested at the time of the Participant's termination of Employment and those that become vested thereafter will remain outstanding and exercisable until the expiration date of the SSARs, at which date the SSARs will cease to be exercisable and will terminate.

(iii)A pro rata portion of all outstanding unvested RSUs will remain outstanding and will become vested at the ECP Vesting Date as though the Participant had not had such a termination of Employment under this Section 8(d). Upon vesting, such RSUs will be settled within thirty (30) days following the ECP Vesting Date.
(iv)For purposes of Section 8(d)(i) through 8(d)(iii), the pro rata portion will be determined by multiplying the number of unvested Matched PRSUs, SSARs or RSUs, as the case may be, by a fraction, the numerator of which is (x) the number of days from the Grant Date to the date of the Participant's termination of Employment and the denominator of which is (y) []. The Participant's Matched PRSUs, SSARs or RSUs, as the case may be, that had not vested before such termination of Employment under this Section 8(d) and which are not included in the pro rata portion subject to continued vesting will be immediately forfeited.
(f)Termination due to Death. If the Participant terminates Employment due to death, then:
(i)All outstanding unvested Matched PRSUs will become immediately vested. Upon vesting, such Matched PRSUs will be settled within thirty (30) days following the date of the Participant's death.
(ii)All outstanding unvested SSARs will become immediately vested and exercisable, and all SSARs that were vested at the time of the Participant's termination of Employment and those that become vested thereafter will remain outstanding and exercisable until the expiration date of the grant, at which date the SSARs will cease to be exercisable and will terminate; and
(iii)All outstanding unvested RSUs will become immediately vested. Upon vesting, such RSUs will be settled within thirty (30) days following the date of the Participant's death
10.Change in Control. In the event the Company undergoes a "Change in Control" (as defined in the Plan) following the Grant Date, ECP Awards shall be treated as provided in Section 11 of the Plan. For the avoidance of doubt, the Company’s combination with DuPont de Nemours, Inc.’s Nutrition & Biosciences business will not be considered a Change in Control for purposes of this agreement, or the ESP, with respect to the awards granted hereunder. For the avoidance of doubt, Matched PRSUs and RSUs shall be settled within thirty (30) days following the earlier of (i) the Vesting Date or (ii) the date they become free of all restrictions, limitations and conditions and become fully vested as provided in Section 11 of the Plan.
11.Clawback and Recoupment Provisions. Notwithstanding anything herein to the contrary, any ECP Award paid or payable in connection with the ECP shall be subject to the clawback, recoupment and forfeiture provisions of Section 32 of the Plan and Section 9 of the ESP. By acknowledging the ECP Award Agreement, the Participant acknowledges that any and all ECP Awards previously granted to the Participant prior to the Grant Date, and any other cash or Shares provided to the Participant following the Grant Date and under the ECP Award or otherwise under the Plan, are subject to the provisions of Section 32 of the Plan and Section 9 of the ESP, as applicable. For purposes of the foregoing, the Participant expressly and explicitly authorizes the Company to issue instructions, on the Participant's behalf, to any brokerage firm and/or third party administrator engaged by the Company to hold the Participant's Shares and other amounts acquired under the Plan to re-convey, transfer or otherwise return such Shares and/or other amounts to the Company.
12.Limits on Transfers of Awards. Except as provided by the Committee, no ECP Award and no right under any ECP Award, shall be assignable, alienable, saleable, or transferable by the Participant other than by will or by the laws of descent and distribution in accordance with Section 23 of the Plan.
13.Section 409A. Notwithstanding anything herein or in the Plan to the contrary, no payment or settlement of Shares that constitute "non-qualified deferred compensation" for purposes of Section 409A of the Code will be made under this ECP Award Agreement to the Participant on account of such Participant's termination of Employment, if on such date, the Participant is a "specified employee" (within the meaning of that term under Section 409A(a)(2)(B) of the Code, or any successor provision thereto) until the date which is the earlier of (i) the expiration of the six (6)-month period measured from the date of the Participant's termination of Employment and the date of the Participant's death.

14.Administration.
(a)Administration. The Board has delegated administrative authority to the Committee and the ECP shall be administered by the Committee.
(b)Powers and Duties. The Committee shall have sole discretion and authority to make any and all determinations necessary or advisable for administration of the ECP and may adopt, amend or revoke any rule or regulation established for the proper administration of the ECP. The Committee shall have the ability to modify the ECP provisions, to the extent necessary, or delegate such authority, to accommodate any changes in law or regulations in jurisdictions in which the Participant receives ECP Awards. The Committee or its designee will oversee ECP Award calculations. All interpretations, decisions, or determinations made by the Committee or its designee, if applicable, pursuant to the ECP shall be final and conclusive.
15.Amendment; Termination of the ECP. The Committee has the right to revise, modify, or terminate the ECP in whole or in part at any time or for any reason, and the right to modify any ECP Award amount in accordance with Section 31 of the Plan.
16.Tax Liability and Withholding. Regardless of any action the Company or the Participant's employer takes with respect to any or all income tax (including U.S. federal, state and local taxes and/or non-U.S. taxes), social insurance, payroll tax, payment on account or other tax-related items resulting from the ECP Award ("Tax-Related Items"), the Participant acknowledges that the ultimate liability for all Tax-Related Items legally due by the Participant is and remains the Participant's responsibility, and may exceed the amount actually withheld by the Company or the Participant's employer, if any. The Participant also acknowledges that the Company and the Participant's employer (a) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the ECP Award, including the grant of the ECP Award, the vesting of the ECP Award, the subsequent sale of any Shares acquired pursuant to the ECP Award and the receipt of any dividends or dividend equivalents; and (b) do not commit to structure the terms of the grant or any aspect of the ECP Award to reduce or eliminate the Participant's liability for Tax-Related Items. Unless otherwise determined by the Committee, at the time of the taxable event, the Company will withhold from any Shares deliverable in settlement of the ECP Award, in accordance with Section 20(a) of the Plan, the number of whole Shares having a value as nearly as possible equal to the amount of Tax-Related Items required to be withheld under applicable local laws and regulations, and pay such amount in cash to the appropriate taxing authorities. Alternatively, the Company may, in its discretion, withhold any amount necessary to pay the Tax-Related Items from the Participant's salary/wages or other amounts payable to the Participant, with no withholding in Shares.
In the event the withholding requirements are not satisfied through the withholding of Shares or through the Participant's salary/wages or other amounts payable to the Participant, no Shares will be issued upon vesting of the ECP Award unless and until satisfactory arrangements (as determined by the Company) have been made by the Participant with respect to the payment of any Tax-Related Items which the Company determines, in its sole discretion, must be withheld or collected with respect to such ECP Award. Further, if the Participant becomes subject to taxation in more than one country between the Grant Date and the date of any relevant taxable or tax withholding event, as applicable, the Participant acknowledges that the Company may be required to withhold or account for Tax-Related Items in more than one country. Depending on the withholding method, the Company may withhold or account for Tax-Related Items by considering applicable statutory withholding rates or other applicable withholding rates, including maximum applicable rates. By accepting this grant of ECP Award, the Participant expressly consents to the withholding of Shares and/or cash as provided for hereunder. All other Tax-Related Items related to the ECP Award and any Shares delivered in payment thereof are the Participant's sole responsibility.
17.Severability; Survival of Terms. Should any provision of an ECP Award or these ECP Terms and Conditions be held by a court of competent jurisdiction to be unenforceable, such holding shall not affect the validity of the remainder of the ECP Award or these ECP Terms and Conditions. These ECP Terms and Conditions shall apply to and bind the Participant and the Company and their respective permitted assignees and transferees, heirs, legatees, executors, administrators and legal successors.
18.Dispute Resolution. These ECP Terms and Conditions, the ECP Award Agreement and the Plan constitute the entire agreement of the parties with respect to the subject matter hereof and supersede in their entirety all prior undertakings and agreements of the Company and the Participant with respect to the subject matter hereof.

19.Non U.S. Residents. Rights and restrictions for the Participants residing and/or employed in foreign countries may differ and shall be based on applicable foreign law and will be governed by Section 33 of the Plan.
20.Electronic Delivery. The Company may, in its sole discretion, deliver any documents related to this ECP Award or ECP Award Agreement by electronic means. The Participant hereby consents to receive such documents by electronic delivery and, if requested, to agree to participate in the Plan through an on-line or electronic system established and maintained by the Company or another third party designated by the Company.
21.Governing Law. This ECP Award Agreement and the ECP Terms and Conditions shall be governed by and construed according to the laws of the State of New York and of the United States without regard to principles of conflict of law.
22.Consent for Data Transfer. By accepting this ECP Award Agreement, the Participant voluntarily acknowledges and consents to the collection, use, processing and transfer of personal data as described herein, including for the purpose of managing and administering the Plan, certain personal information, including name, home address and telephone number, date of birth, social security number or other employee identification number, salary, nationality, job title, any Shares or directorships held in the Company, and details of all options or any other entitlement to Shares awarded, canceled, purchased, vested, unvested or outstanding in the Participant's favor ("Data"). The Company and/or its affiliates will transfer Data among themselves as necessary for the purpose of implementation, administration and management of the Plan and may further transfer Data to any third parties assisting the Company in the implementation, administration and management of the Plan. These recipients may be located in the European Economic Area, or elsewhere throughout the world, such as the United States. The Participant authorizes them to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing the Participant's participation in the Plan, including any requisite transfer of such Data as may be required for the administration of the Plan and/or the subsequent holding of Shares or other equity of the Company on the Participant's behalf to a broker or other third party with whom the Participant may elect to deposit any Shares or equity acquired pursuant to the Plan. The Participant may, at any time, review Data, require any necessary amendments to it or withdraw the consents herein in writing by contacting the Company; however, withdrawing consent may affect the Participant's ability to participate in the Plan.
The Participant may, at any time, exercise the Participant's rights provided under applicable personal data protection laws, which may include the right to (a) obtain confirmation as to the existence of the Data, (b) verify the content, origin and accuracy of the Data, (c) request the integration, update, amendment, deletion or blockage (for breach of applicable laws) of the Data and (d) oppose, for legal reasons, the collection, processing or transfer of the Data that is not necessary or required for the implementation, administration and/or operation of the Plan and the Participant's participation in the Plan. The Participant may seek to exercise these rights by contacting the Participant's local HR manager or the Company's Director of Global Compensation.
23.Addendum. Notwithstanding any provision in these ECP Terms and Conditions to the contrary, the Purchased Shares, Matched PRSUs, SSARs and RSUs shall be subject to any special terms and conditions for the Participant's country of residence (and country of Employment, if different) set forth in an addendum to these ECP Terms and Conditions (an "Addendum"). Further, if the Participant transfers the Participant's residence and/or Employment to another country, at the time of transfer, the special terms and conditions for such country will apply to the Participant to the extent the Company determines, in its sole discretion, that the application of such terms and conditions is necessary or advisable in order to comply with local laws, rules and regulations or to facilitate the operation and administration of the Purchased Shares, Matched PRSUs, SSARs and RSUs and the Plan (or the Company may establish alternative terms and conditions as may be necessary or advisable to accommodate the Participant's transfer). Any applicable Addendum shall constitute part of these ECP Terms and Conditions.
24.Private Placement. The grant of Matched PRSUs, SSARs and RSUs to the Participants outside of the United States and the purchase by the Participants of Purchased Shares is not intended to be a public offering of securities in the Participant's country of residence (and country of Employment, if different). The Company has not submitted any registration statement, prospectus or other filings with the local securities authorities (unless otherwise required under local law) outside of the United States, and the grant of the Matched PRSUs, SSARs and RSUs and purchase of Purchased Shares is not subject to the supervision of the local securities authorities outside of the United States.

25.Notices. Any notice required or permitted to be given under these ECP Terms and Conditions or the ECP Award Agreement shall be in writing and shall be deemed to have been given when delivered personally or by courier, or sent by certified or registered mail, postage prepaid, return receipt requested, duly addressed to the party concerned at the address indicated below or to such changed address as such party may subsequently by similar process give notice of:
If to the Company:
International Flavors & Fragrances Inc. 521 W. 57th Street
New York, New York 10019 Attn:
If to the Participant:
To the last address delivered to the Company by the Participant in the manner set forth herein.
26.Compliance with Age Discrimination Rules. If the Participant is a local national of and employed in a country that is a member of the European Union, the grant of the ECP Award and the terms and conditions governing the grant of the ECP Award are intended to comply with the age discrimination provisions of the EU Equal Treatment Framework Directive, as implemented into local law (the "Age Discrimination Rules"). To the extent a court or tribunal of competent jurisdiction determines that any provision of the grant of the ECP Award is invalid or unenforceable, in whole or in part, under the Age Discrimination Rules, the Company, in its sole discretion, shall have the power and authority to revise or strike such provision to the minimum extent necessary to make it valid and enforceable to the full extent permitted under local law.
27.Repatriation; Compliance with Laws. The Participant agrees, as a condition of the grant of the ECP Award, to repatriate all payments attributable to the ECP Award and/or cash acquired under the Plan (including, but not limited to, dividends, dividend equivalents, and any proceeds derived from the sale of the Shares acquired pursuant to the ECP Award) in accordance with all foreign exchange rules and regulations applicable to the Participant.
Notwithstanding anything to the contrary contained in the ECP Award Agreement, the Company may, in its sole discretion, settle the ECP Award in the form of: (1) a cash payment to the extent settlement in Shares (a) is prohibited under local law, rules and regulations, (b) would require the Participant, the Company or an affiliate of the Company to obtain the approval of any governmental and/or regulatory body in the Participant's country of residence (and/or country of employment, if different), or (c) is administratively burdensome; or (2) Shares, but require the Participant to immediately sell such Shares (in which case, the ECP Award Agreement shall give the Company the authority to issues sales instructions on behalf of the Participant).
In addition, the Participant agrees to take any and all actions, and consents to any and all actions taken by the Company, as may be required to allow the Company to comply with all laws, rules and regulations applicable to the Participant. Finally, the Participant agrees to take any and all actions as may be required to comply with the Participant's personal legal and tax obligations under all laws, rules and regulations applicable to the Participant.
28.English Language. The Participant acknowledges and agrees that it is expressly intended that the Plan, the ECP Award Agreement, these ECP Terms and Conditions and all other documents, notices and legal proceedings entered into, given or instituted pursuant to the ECP Award, be provided in English. If the Participant has received the Plan, the ECP Award Agreement, these ECP Terms and Conditions or any other documents related to the ECP Award translated into a language other than English, and if the meaning of the translated version is different than the English version, the English version shall control.
29.Additional Requirements. The Company reserves the right to impose other requirements on the ECP Award, any Shares acquired pursuant to the ECP Award, and the Participant's participation in the Plan, to the extent the Company determines, in its sole discretion, that such other requirements are necessary or advisable in order to comply with local laws, rules and regulations or to facilitate the administration of the Plan. Such requirements may include (but are not limited to) requiring the Participant to sign any agreements or undertakings that may be necessary to accomplish the foregoing.

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INTERNATIONAL FLAVORS & FRAGRANCES INC.
2021 STOCK AWARD AND INCENTIVE PLAN ADDENDUM TO
EQUITY CHOICE PROGRAM AWARD AGREEMENT TERMS AND CONDITIONS
In addition to the terms of the International Flavors & Fragrances Inc. 2021 Stock Award and Incentive Plan, as may be amended from time to time (the "Plan"), the Equity Choice Program ("ECP") Award Agreement, and the ECP Terms and Conditions, the ECP Award is subject to the following additional terms and conditions as set forth in this addendum (the "Addendum") to the extent the Participant resides and/or is employed in one of the countries addressed herein. All defined terms contained in this Addendum shall have the same meaning as set forth in the Plan, the ECP Award Agreement and the ECP Terms and Conditions. To the extent the Participant relocates the Participant's residence and/or employment to another country, the additional terms and conditions as set forth for such country (if any) shall also apply to the ECP Award to the extent the Company determines, in its sole discretion, that the application of such provisions is necessary or advisable in order to comply with local laws, rules and regulations, or to facilitate the operation and administration of the ECP Award and the Plan (or the Company may establish alternative terms and conditions as may be necessary or advisable to accommodate the Participant's transfer).

ALL COUNTRIES

1.No Right To Employment or Other Status. The grant of the ECP Award shall not be construed as giving the Participant the right to continued employment or any other relationship with the Company or any affiliate of the Company and shall not interfere with the ability of the Company or the affiliate of the Company that employs the Participant, as applicable, to terminate the Participant’s employment or service relationship (if any). Further, no claim or entitlement to compensation or damages shall arise from forfeiture of the ECP Award resulting from the Participant’s termination of Employment (regardless of the reason for such termination and whether or not later found to be invalid or in breach of employment laws in the jurisdiction where the Participant is employed or the terms of the Participant’s employment agreement, if any).
2.Nature of Grant. In accepting the grant of the ECP Award, the Participant acknowledges, understands and agrees that:

a.the Plan is established voluntarily by the Company, it is discretionary in nature and it may be modified, amended, suspended or terminated by the Company at any time, to the extent permitted by the Plan;
b.the grant of the ECP Award is exceptional, discretionary, voluntary and occasional and does not create any contractual or other right to receive future grants of ECP Award, or benefits in lieu of the ECP Award, even if the ECP Award have been granted in the past;
c.all decisions with respect to future the ECP Award or other grants, if any, will be at the sole discretion of the Company;
d.the Participant is voluntarily participating in the Plan;
e.the ECP Award, the Shares subject to the ECP Award, and the income from and value of same, are not intended to replace any pension rights or compensation;
f.unless otherwise agreed with the Company, the ECP Award and the Shares subject to the ECP Award, and the income from and value of same, are not granted as consideration for, or in connection with, the service the Participant may provide as a director of a subsidiary of the Company;
g.the ECP Award and the Shares subject to the ECP Award, and the income from and value of same, are not part of normal or expected compensation for any purpose including, but not limited to, calculating any severance, resignation, termination, redundancy, dismissal, end-of-service payments, holiday pay, bonuses, long-service awards, leave-related payments, pension or retirement or welfare benefits or similar mandatory payments;
h.the future value of the underlying Shares is unknown, indeterminable and cannot be predicted with certainty;

i.except as otherwise provided in the ECP Award Agreement and ECP Terms and Conditions, in the Plan or by the Company in its discretion, the ECP Award and the benefits evidenced by the ECP Award Agreement do not create any entitlement to have the ECP Award or any such benefits transferred to, or assumed by, another company nor be exchanged, cashed out or substituted for, in connection with any corporate transaction affecting the Shares; and
j.neither the Company or any affiliate of the Company shall be liable for any foreign exchange rate fluctuation between the Participant’s local currency and the United States Dollar that may affect the value of the ECP Award or of any amounts due to the Participant pursuant to the settlement of the ECP Award or the subsequent sale of any Shares acquired upon settlement.
ARGENTINA
1.    Compliance with the Law. By accepting the ECP Award, the Participant acknowledges his or her agreement to comply with applicable Argentine laws and, regardless of any action taken by the Company or the Employer, to pay any and all applicable Tax-Related Items.
2.    Securities Law Information. Neither the grant of the ECP Award, nor the issuance of Shares subject to the ECP Award, constitutes a public offering. The offering of the Plan is a private placement and is not subject to the supervision of any Argentine governmental authority.
BRAZIL
1.    Compliance with Law. By accepting the ECP Award, the Participant acknowledges to comply with applicable Brazilian laws and to pay any and all applicable taxes associated with the vesting of the ECP Award, the receipt of any dividends, and the sale of Shares acquired under the Plan.
2.    Labor Law Acknowledgment. The Participant expressly acknowledges and agrees, for all legal purposes, that
(i) the benefits provided under the ECP Terms and Conditions and the Plan are the result of commercial transactions unrelated to the Participant's Employment; (ii) the ECP Terms and Conditions and the Plan are not a part of the terms and conditions of the Participant's Employment; and (iii) the income from the ECP Award, if any, is not part of the Participant's remuneration from employment.
BY SIGNING BELOW, THE PARTICIPANT ACKNOWLEDGES, UNDERSTANDS AND AGREES TO THE PROVISIONS OF THE ECP TERMS AND CONDITIONS, THE PLAN AND THIS ADDENDUM.

__________________________________
Signature

__________________________________
Printed Name

_____________________
Date

IMPORTANT NOTE: THIS ADDENDUM MUST BE SIGNED AND RETURNED TO THE LOCAL HR DEPARTMENT OF IFF BRAZIL WITHIN 8 WEEKS FROM THE GRANT DATE.

CANADA
1.     Settlement in Shares. Notwithstanding anything to the contrary in the ECP Terms and Conditions, the ECP Award shall be settled only in Shares (and may not be settled in cash).
2.     Securities Law Information. The Participant is permitted to sell Shares acquired through the Plan through the designated broker appointed under the Plan (the “Designated Broker”), if any (or any other broker acceptable to the Company), provided the resale of Shares acquired under the Plan takes place outside of Canada through the facilities of a stock exchange on which the shares are listed. The Shares are currently listed on the New York Stock Exchange.
3.     Use of English Language. If the Participant is a resident of Quebec, by accepting the ECP Award, the Participant acknowledges and agrees that it is the Participant’s wish that the ECP Award Agreement, this Addendum, as well as all other documents, notices and legal proceedings entered into, given or instituted pursuant to the ECP Award, either directly or indirectly, be drawn up in English.

Utilisation de l’anglais. Si le bénéficiaire est un résident du Québec, en acceptant le ECP Award, le bénéficiaire reconnaît et accepte que ce est le souhait du Bénéficiaire que le certificat de récompense, le présent Addenda, ainsi que tous autres documents, avis et procédures judiciaires, exécutés, donnés ou intentés en vertu de le ECP Award, liés directement ou indirectement, soient rédigés en anglais.
FRANCE
    1.    French-Qualified RSUs. Notwithstanding anything to the contrary in the ECP Award Agreement, the ECP Terms and Conditions, this Addendum or the Plan, if the Participant is a French resident and qualifies for participation in the French-qualified regime, any RSU that may be granted to the Participant pursuant to the ECP Award shall be granted under the French specific regime provided by Articles L225-197-1 and seq. of the French Commercial Code, as may be amended from time to time, and subject to the Rules of the International Flavors and Fragrances Inc. 2015 Stock Award and Incentive Plan for Grants of RSU Awards in France (the “French Sub-Plan”) and the related French-Qualified RSU Award Agreement, incorporated herein by reference.

    2.    Matching RSUs and SARs. These awards are not eligible for tax preferential treatment under a French specific regime and are treated as benefit in-kind from a tax perspective.

    3.    English Language. The Participant acknowledges and agrees that the ECP Award Agreement, the ECP Terms and Conditions, this Addendum and the Plan and all other documents, notices and legal proceedings entered into, given or instituted pursuant to the ECP, are drawn up in English. If the Participant has received these above documents translated into a language other than English, and if the meaning of the translated version is different than the English version, the English version shall control.
Langue anglaise. Le Participant reconnait et accepte que les documents suivants : le document précisant le choix du type d’attribution, les Termes et Conditions régissant ce choix du type d’attribution, le présent avenant, le Plan et tous les autres documents, avis et procédures judiciaires dan le cadre du choix du type d’attribution, sont établis en anglais. Si le Participant a reçu ces documents traduits dans une langue autre que l'anglais et si le sens de la version traduite est différent que celui de la version en anglais, la version en anglais prévaudra.
BY SIGNING BELOW, THE PARTICIPANT ACKNOWLEDGES, UNDERSTANDS AND AGREES TO THE PROVISIONS OF THE ECP TERMS AND CONDITIONS, THE PLAN AND THIS ADDENDUM.

__________________________________
Signature

__________________________________
Printed Name

_____________________
Date

IMPORTANT NOTE: THIS ADDENDUM MUST BE SIGNED AND RETURNED TO THE LOCAL HR DEPARTMENT OF IFF FRANCE WITHIN 8 WEEKS FROM THE GRANT DATE.

NETHERLANDS
    1.    Waiver of Termination Rights. In accepting the grant of the ECP Award, the Participant waives any and all rights to compensation or damages as a result of a termination of Employment, insofar as those rights result or may result from: (a) the loss or diminution in value of such rights or entitlements under the Plan; or (b) the Participant ceasing to have rights, or ceasing to be entitled to any awards, under the Plan as a result of such termination of Employment.
    2.    Securities Law Information. The Participant should be aware of Dutch insider-trading rules, which may impact the sale of Shares acquired under the Plan. In particular, the Participant may be prohibited from effectuating certain transactions involving Shares during the period in which the Participant has "inside information" regarding the Company.
By accepting the ECP Award and participating in the Plan, the Participant acknowledges having read and understood this Securities Law Information and further acknowledges that it is the Participant's responsibility to comply with the following Dutch insider-trading rules:

Under Article 5:56 of the Dutch Financial Supervision Act, anyone who has "inside information" related to an issuing company is prohibited from effectuating a transaction in securities in or from the Netherlands. "Inside information" is defined as knowledge of details concerning the issuing company to which the securities relate, which is not public and which, if published, would reasonably be expected to affect the stock price, regardless of the development of the price. The insider could be a service provider in the Netherlands who has inside information as described herein.
Given the broad scope of the definition of inside information, certain service providers working in the Netherlands (possibly including the Participant) may have inside information and, thus, would be prohibited from effectuating a transaction in securities in the Netherlands at a time when the Participant had such inside information.

SINGAPORE
1.    Qualifying Person Exemption. The grant of the ECP Award under the Plan is being made pursuant to the "Qualifying Person" exemption under section 273(1)(f) of the Securities and Futures Act (Chapter 289) ("SFA"). The Plan has not been and will not be lodged or registered as a prospectus with the Monetary Authority of Singapore and is not regulated by any financial supervisory authority pursuant to any legislation in Singapore. The Participant should note that, as a result, the ECP Award is subject to section 257 of the SFA and the Participant will be unable to make (a) any subsequent sale of the Shares acquired pursuant to the ECP Award in Singapore or (b) any offer for sale of the Shares acquired pursuant to the ECP Award in Singapore, unless such sale or offer is made pursuant to the exemptions under Part XIII Division (1) Subdivision (4) (other than section
280) of the SFA.

SPAIN

1.    Nature of Grant. In accepting the ECP Award, the Participant consents to his or her participation in the Plan and acknowledges that the Participant has received a copy of the Plan. The Participant understands that the Company has unilaterally, gratuitously and discretionally decided to grant the ECP Award under the Plan to individuals who may be employees of the Company throughout the world. The decision is a limited decision that is entered into upon the express assumption and condition that any grant will not economically or otherwise bind the Company. Consequently, the Participant understands that the ECP Award is granted on the assumption and condition that the ECP Award and any Shares acquired upon vesting of the ECP Award are not part of any employment contract with the Company and shall not be considered a mandatory benefit, salary for any purposes (including severance compensation) or any other right whatsoever. In addition, the Participant understands that the ECP Award would not be granted to the Participant but for the assumptions and conditions referred to herein; thus, the Participant expressly acknowledges and freely accepts that should any or all of the assumptions be mistaken or should any of the conditions not be met for any reason, then the grant of the ECP Award shall be null and void.
Further, the ECP Award are a conditional right to Shares and can be forfeited in the case of, or affected by, the Participant’s termination of Employment. This will be the case, for example, even if (a) the Participant is considered to be unfairly terminated without good cause; (b) the Participant is terminated for disciplinary or objective reasons or due to a collective dismissal; (c) the Participant terminates Employment due to a change of work location, duties or any other Employment or contractual conditions; (d) the Participant terminates Employment due to unilateral breach of contract of the Company; or (e) the Participant’s Employment terminates for any other reason whatsoever, except for cause. Consequently, upon termination of the Participant’s Employment for any of the reasons set forth above, the Participant automatically may lose any rights to the unvested ECP Award granted to the Participant as of the date of the Participant’s termination of Employment, as described in the Plan, the ECP Award Agreement and the ECP Award Terms and Conditions.
BY SIGNING BELOW, THE PARTICIPANT ACKNOWLEDGES, UNDERSTANDS AND AGREES TO THE PROVISIONS OF THE ECP TERMS AND CONDITIONS, THE PLAN AND THIS ADDENDUM.

__________________________________
Signature

__________________________________
Printed Name

_____________________
Date
IMPORTANT NOTE: THIS ADDENDUM MUST BE SIGNED AND RETURNED TO THE LOCAL HR DEPARTMENT OF IFF SPAIN WITHIN 8 WEEKS FROM THE GRANT DATE.

SWITZERLAND
1.    Securities Law Information. Neither this document nor any other materials relating to the ECP Award (i) constitute a prospectus according to articles 35 et seq. of the Swiss Federal Act on Financial Services ("FinSA"), (ii) may be publicly distributed nor otherwise made publicly available in Switzerland to any person other than an employee of the Company, or (iii) has been or will be filed with, approved or supervised by any Swiss reviewing body according to article 51 of FinSA or any Swiss regulatory authority, including the Swiss Financial Market Supervisory Authority (FINMA).
UNITED ARAB EMIRATES
1.    Nature of Grant. The Participant acknowledges that the ECP Award and related benefits do not constitute a component of the Participant’s “wages” for any legal purpose. Therefore, the ECP Award and related benefits will not be included and/or considered for purposes of calculating any and all labor benefits, such as social insurance contributions and/or any other labor-related amounts which may be payable.
2.     Securities Law Information. The Plan is an employee equity incentive plan and is only being offered to select employees of the Company in the United Arab Emirates. The Plan and the ECP Award Agreement are intended for distribution only to such employees and may not be delivered to, or relied on by, any other person. The Emirates Securities and Commodities Authority has no responsibility for reviewing or verifying any documents in connection with the Plan. Neither the Ministry of Economy nor the Dubai Department of Economic Development have approved the Plan or the ECP Award Agreement nor taken steps to verify the information set out therein, and have no responsibility for such documents. The Participant should conduct his or her own due diligence on the securities offered under the Plan. If the Participant does not understand the contents of the ECP Award Agreement or the Plan, the Participant should consult an authorized financial adviser.
UNITED KINGDOM
1.    Mandatory Tax Withholding. The following provision shall supplement Section 16 of the ECP Terms and Conditions:
Without limitation to Section 16 of the ECP Terms and Conditions, the Participant hereby agrees that the Participant is liable for all Tax-Related Items and hereby consents to pay all such Tax-Related Items, as and when requested by the Company or the HM Revenue & Customs (“HMRC”) (or any other tax authority or any other relevant authority). The Participant hereby agrees to indemnify and keep indemnified the Company against any Tax-Related Items that they are required to pay or withhold on the Participant’s behalf or have paid or will pay to HMRC (or any other tax authority or any other relevant authority).
Notwithstanding the foregoing, if the Participant is a director or executive officer (as within the meaning of Section 13(k) of the U.S. Securities Exchange Act of 1934, as amended), the terms of the immediately foregoing provision will not apply. In the event that the Participant is a director or executive officer and income tax due is not collected from or paid by the Participant within ninety (90) days after the U.K. tax year in which an event giving rise to the indemnification described above occurs, the amount of any uncollected tax may constitute a benefit to the Participant on which additional income tax and national insurance contributions may be payable. The Participant acknowledges that he or she ultimately will be responsible for reporting and paying any income tax due on this additional benefit directly to HMRC under the self-assessment regime and for reimbursing the Company for the value of any employee national insurance contributions due on this additional benefit, which the Company may recover from the Participant at any time thereafter by any of the means referred to in Section 16 of the ECP Terms and Conditions or in the Plan.
    2.    Exclusion of Claim. The Participant acknowledges and agrees that the Participant shall have no entitlement to compensation or damages insofar as such entitlement arises or may arise from the Participant’s ceasing to have rights under or to be entitled to vest in the Participant’s ECP Award, whether or not as a result of such termination (whether the termination is in breach of contract or otherwise), or from the loss or diminution in value of the Participant’s ECP Award. Upon the grant of the ECP Award, the Participant shall be deemed irrevocably to have waived any such entitlement.

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